Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye

Senior Vice President, Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE DECLARES
THREE-FOR-TWO STOCK SPLIT

THOMASVILLE, N.C. (August 2, 2010) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced that its Board of Directors has approved a three-for-two stock split, which will be effected August 23, 2010, for shareholders of record as of the close of business on the record date of August 9, 2010. Shareholders will be issued a certificate representing one additional share of common stock for each two shares of common stock held on the record date by the Company’s transfer agent, American Stock Transfer and Trust Company. In lieu of fractional shares, shareholders will receive a cash payment based on the average of the high and low sales prices of the common stock on the record date. Upon completion of the split, the Company will have approximately 55,927,000 shares outstanding.

Commenting on the announcement, David S. Congdon, President and Chief Executive Officer of Old Dominion, said, “We are pleased to declare this three-for-two stock split, which is our fourth three-for-two split in just over seven years. In making this decision, our Board of Directors considered our industry-leading financial performance together with our prospects for continued growth. This action, which we expect will improve the market liquidity and trading volume of our stock, reflects our Board’s confidence in our ability to drive long-term value for Old Dominion’s shareholders.”

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating fuel prices; (3) the negative impact of any unionization of the Company’s employees or the passage of legislation that could facilitate unionization; (4) the challenges associated with executing the Company’s growth strategy; (5) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; (6) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health as well as the cost of insurance coverage above retention levels; (8) the availability and cost of capital for the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) the decrease in demand and value for used equipment; (11) the availability and cost of diesel fuel; (12) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (13) seasonal trends in the industry, including the possibility of harsh weather conditions; (14) the Company’s dependence on key employees; (15) the negative impact of potential future changes in accounting practices; (16) the impact caused by potential disruptions to our information technology systems; and (17) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

- END -